Exhibit 99.1

Press Contacts:	Bill Price	Carol Goodrich
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Investor Contacts:	Louise Mehrotra	Stan Panasewicz
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FOR IMMEDIATE RELEASE

Alex Gorsky to Succeed Bill Weldon as CEO of Johnson & Johnson
Weldon to Remain Chairman of the Board of Directors

New Brunswick, NJ (Feb. 21, 2012) - Johnson & Johnson today announced that its Board of Directors has named Alex Gorsky Chief Executive Officer (CEO) of Johnson & Johnson effective April 26, 2012, the date of the Company's Annual Meeting of Shareholders. Mr. Gorsky was also nominated for election to the Board of Directors at the Annual Meeting.
Mr. Gorsky, 51, currently Vice Chairman of the Company's Executive Committee with responsibility for the Medical Devices & Diagnostics Group, Global Supply Chain, Health Care Compliance & Privacy and Government Affairs & Policy, succeeds Bill Weldon, who has served as Chairman and CEO of Johnson & Johnson since 2002. Mr. Weldon remains Chairman of the Board of Directors.
As CEO, Mr. Gorsky will assume full management responsibilities for Johnson & Johnson, including those currently reporting to him and to Mr. Weldon. As Vice Chairman of the Executive Committee, Sheri S. McCoy will report to Mr. Gorsky when he assumes the role of CEO. She will continue to lead the Pharmaceuticals and Consumer Groups, and maintain responsibility for Information Technology.
Mr. Weldon said, “This succession decision involved a rigorous, thorough and formal multi-year process, which included consideration of two superbly qualified internal candidates, as well as outside candidates.”
Jim Cullen, the independent presiding director of the Board of Directors, said: “It is a testament to the leadership development and succession planning process at Johnson & Johnson that Mr. Gorsky, like all of the previous chief executives in the company's 126-year history, was appointed from within the organization.”
On behalf of the Board, Mr. Cullen also expressed his gratitude to Mr. Weldon: “We thank Bill for his disciplined, decisive and successful stewardship of Johnson & Johnson during a time of transformative change for health care and a turbulent world economy. His leadership and accomplishments over the past decade have been extraordinary and Johnson & Johnson is much stronger, much more diverse in its base of businesses and much better positioned to succeed in today's evolving marketplace.”
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Mr. Gorsky will succeed Mr. Weldon, 63, as Chairman of the Company's Executive Committee on April 26. Mr. Weldon will relinquish his role on the Executive Committee at that time and work with Mr. Gorsky in the interim to ensure a seamless transition of leadership.
“Our success at developing outstanding leaders from within is reflected in the selection of Alex to lead our great company forward,” Mr. Weldon said. “Alex and Sheri are two extraordinary leaders. The future of Johnson & Johnson is in very capable hands.”
Mr. Gorsky began his Johnson & Johnson career in 1988 as a sales representative with Janssen Pharmaceutica in the Pharmaceuticals business. Over the next 15 years, he advanced through positions of increasing responsibility in sales, marketing, and management. In 2001, he was appointed President of Janssen, and in 2003, promoted to Company Group Chairman of Johnson & Johnson's pharmaceuticals business in Europe, the Middle East and Africa.
He left the Company in 2004 to join the Novartis Pharmaceuticals Corporation, where he served as head of the company's pharmaceuticals business in North America. Four years later, he returned to Johnson & Johnson as Company Group Chairman and Worldwide Franchise Chairman for Ethicon in the medical devices business. In 2009, he was appointed Worldwide Chairman of the Surgical Care Group and to the Johnson & Johnson Executive Committee. He was appointed Vice Chairman of the Executive Committee in January 2011.
Mr. Gorsky holds a Bachelor of Science degree from the U.S. Military Academy at West Point, NY, and spent six years in the U.S. Army. In 1996, he earned a Master of Business Administration (MBA) degree from the Wharton School of the University of Pennsylvania.
About Johnson & Johnson
Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our 118,000 employees at more than 250 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.
(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson.  Risks and uncertainties include, but are not limited to, general industry conditions and competition; economic factors, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; trends toward health care cost containment; and increased scrutiny of the healthcare industry by government agencies.  A further list
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and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended January 2, 2011.  Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson.  Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)
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